UNITED STATES
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Shutterfly, Inc.
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On May 28, 2015, Shutterfly, Inc. (“Shutterfly” or the “Company”) issued the following press release:

SHUTTERFLY TO MAIL LETTER TO STOCKHOLDERS

Urges Stockholders to Protect Their Investment by Voting FOR ALL of the Company’s

Highly Qualified Director Nominees on the WHITE Proxy Card Today

REDWOOD CITY, Calif. May 28, 2015 — Shutterfly Inc. (NASDAQ: SFLY) announced today that it will mail a letter to stockholders in connection with its upcoming 2015 Annual Meeting of Stockholders, scheduled for June 12, 2015.

The Shutterfly Board unanimously recommends that stockholders vote the WHITE proxy card today “FOR ALL” of Shutterfly’s highly qualified and experienced director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

The full text of the letter follows:

May 28, 2015

Dear Fellow Shutterfly Stockholder:

The Company’s 2015 Annual Meeting of Stockholders, scheduled for June 12, 2015, is fast approaching, and you have an important role to play in the future of Shutterfly.

Shutterfly Has the Right Strategy, the Right Management Team and the Right Board to Drive Near- and Long-term Value Creation for ALL Shutterfly Stockholders

Shutterfly’s management team, under the leadership of the Company’s President and Chief Executive Officer, Jeff Housenbold, has consistently delivered record results since the Company’s 2006 IPO in a highly competitive operating environment. Over that time period, Shutterfly has:

•                  Grown revenue and adjusted EBITDA at compound annual growth rates of 29% each;

•                  Increased free cash flow by more than 74%; and

•                  Expanded transacting customers to 9.2 million.

Furthermore, for the year ended December 31, 2014, we reported record net revenues, adjusted EBITDA and free cash flow, and thanks to our forward-looking strategy and unwavering focus on customer-centric innovation, Shutterfly is well-positioned to capitalize on multiple growth and value creation opportunities.

These record operational results have led to significant financial outperformance over the past nine years as a public company. Since the 2006 IPO, under Jeff Housenbold’s leadership, Shutterfly has expanded its market capitalization by 5x and delivered total stockholder return (“TSR”) of more than 200%. In fact, since the IPO, Shutterfly has outperformed the Dow Jones Industrial Average by 148.4%, the Russell 2000 by 132.2% and the NASDAQ by 80.1%.

The Shutterfly Board has overseen the development and execution of a strategy that has delivered growth and generated meaningful value for ALL Shutterfly stockholders. Composed of nine dedicated and engaged directors, eight of whom are independent and six of whom beneficially own more than $1 million worth of Shutterfly stock, the Shutterfly Board is aligned with stockholders and is committed to acting in their best interests.

A Vote for Marathon Puts Your Investment at Risk — Vote the WHITE Proxy Card Today

Despite these significant accomplishments, Marathon Partners L.P. (“Marathon”), a 5.4% stockholder, is asking stockholders to replace 33% of Shutterfly’s highly qualified directors — including the Company’s CEO Jeff Housenbold — with its hand-picked nominees. The Shutterfly Board strongly believes that replacing one third of its directors with the members of Marathon’s dissident slate creates needless risk of distraction from execution of the Company’s strategy as well as management attrition, reducing opportunities for future growth and diminishing stockholder value along the way.

There is no need to take that risk because Shutterfly has already agreed to add Marathon’s Mario Cibelli to the Shutterfly Board immediately after the Annual Meeting and work with Marathon to add another mutually acceptable candidate to the Shutterfly Board within six months if none of the Marathon nominees are elected at the Annual Meeting. By voting on the WHITE proxy card FOR ALL of Shutterfly’s nominees, stockholders can support the Shutterfly Board and management team and also ensure that stockholder representatives are added to the Shutterfly Board after the Annual Meeting.

With the Annual Meeting two weeks away, your vote is extremely important. The Shutterfly Board urges you to vote the WHITE proxy card “FOR ALL” of Shutterfly’s director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

Shutterfly Has a Clear Vision for the Future

Shutterfly is delivering on a clear vision for growth and value creation that will allow us to continue to innovate, extend our competitive advantage and create compelling opportunities for enhanced financial performance in the future. Shutterfly’s path from IPO to a clear industry leader today is marked by innovation, commitment to delighting customers and investment in extending competitive advantage.

Early on, Jeff Housenbold and his management team took decisive action to broaden the Company’s business in a highly competitive and fragmented market. By delivering innovative new technologies and products such as photobooks, cards and customized stationery to build upon its popular photo prints, and leveraging the Company’s nationwide vertically integrated infrastructure to build Shutterfly Business Solutions, Jeff Housenbold’s leadership has uniquely positioned Shutterfly for growth.

Shutterfly’s vision for growth spans our consumer and enterprise businesses, positioning each to succeed and offer tremendous opportunity for our stakeholders:

•                  Consumer: We have already started building out Shutterfly 3.0 and expect it to be completed over the next six to eight quarters. Shutterfly 3.0 is a foundational aspect of our vision for the future that will position us for the next leg of growth in our consumer business. It will provide customers a greatly enhanced experience through an intelligent, integrated solution while driving what we believe will be greater engagement, monetization and margins. In addition to attracting new customers, we believe Shutterfly 3.0 will keep our loyal and highly attractive customer base dedicated to Shutterfly.

•                  Enterprise: Shutterfly Business Solutions (SBS), our organically built enterprise business, has allowed us to leverage our existing information management analytics and printing capacity to create a solution that serves the on-demand direct marketing needs of Fortune 1000 enterprise customers. SBS is seeing significant growth, with revenue increasing 73% year-over-year in Q1 2015 alone, and we are moving toward completion of key investments in this business that we believe position it for continued rapid growth and contribution to Shutterfly’s performance.

We expect our vision — and the strategy we are executing — will deliver record revenue, adjusted EBITDA and free cash flow dollars in 2015 and improve our margin profile beginning this year and accelerating in 2016.

The Shutterfly Board and its Nominees are Highly Engaged, Experienced

and Aligned with Stockholders

Shutterfly’s director nominees are highly qualified leaders who have overseen Shutterfly’s successes and are overseeing the ongoing execution of Shutterfly’s vision for growth. Collectively, they share extensive experience serving on public company boards, have held high profile positions at successful technology and consumer product companies and are each substantial investors in Shutterfly. Each of Shutterfly’s nominees brings valuable and unique experience to the Shutterfly Board and plays a critical role in driving stockholder value.

Jeffrey T. Housenbold is President, Chief Executive Officer and a Director since January 2005. During his tenure he has led Shutterfly through a period of dramatic transformation, ascendance to market leadership and sustained revenue and adjusted EBITDA growth. Jeff Housenbold also possesses:

•                  More than 20 years of management and operational experience in technology and consumer facing businesses;

•                  Deep knowledge of all aspects of Shutterfly’s business; and

•                  Beneficial ownership of $18.5 million of Shutterfly stock, including stock options and restricted stock units.

Stephen J. Killeen is a key member of the Shutterfly Board, and his considerable public company board experience greatly contributes to the Shutterfly Board’s overall effectiveness. Steve Killeen also possesses:

•                  More than 25 years of experience in high-profile positions for consumer, financial and technology companies;

•                  Significant knowledge of Internet and e-commerce business models; and

•                  Beneficial ownership of $0.7 million of Shutterfly stock, including restricted stock units.

James N. White is a critical member of the Shutterfly Board whose deep technology investment experience provides important contributions and insight. In addition, Jim White is a key member of the Audit Committee. Jim White also possesses:

•                  Extensive experience with technology development and consumer products companies;

•                  An impressive background as an investor focused on consumer facing, enterprise application and infrastructure solutions; and

•                  Beneficial ownership of $2.5 million of Shutterfly stock, including restricted stock units, and along with his partners at Sutter Hill Ventures, more than $14 million of Shutterfly stock collectively.

These individuals, along with the rest of the Shutterfly Board and management team, are responsible for the Company’s strong operational and financial results and the continued outperformance of its stock compared to relevant indices since its IPO. Simply put, Shutterfly has the right strategy, the right team and the right Board to deliver superior value creation.

The Shutterfly Board Has Taken Decisive Action in Response to Stockholder Feedback

The Shutterfly Board has and continues to listen to our stockholders and maintains an open dialogue on opportunities to create and sustain long-term stockholder value. Based on feedback from our stockholders, the Shutterfly Board has made meaningful changes to enhance the Company’s operating performance, capital allocation policies and its approach to executive compensation.

•                  Shutterfly is focused on delivering operating margin improvement: The Shutterfly Board recognizes that stockholders are focused on margin improvement, and has committed to strategic investments in Shutterfly 3.0, which we expect to begin driving significant margin expansion in 2016.

•                  Shutterfly is committed to returning value to stockholders: Shutterfly has repurchased nearly $160 million of common stock in the past 15 months under repurchase authorizations totaling $400 million, or nearly 25% of the Company’s current market value. The Shutterfly Board supports additional future common stock repurchases as part of its ongoing capital allocation strategy.

•                  The Shutterfly Board has taken action in response to stockholder feedback on executive compensation: The Shutterfly Board has made a number of important program adjustments beginning in 2014 to reflect stockholder views while balancing best practices in performance-based compensation with competitiveness to retain key management. Most recently, the Shutterfly Board established guidelines that:

•                  Increased the minimum target for free cash flow per share growth in 2017 for executive compensation purposes to at least 50% over free cash flow per share in 2015.[1] [2]

•                  Modified the 2015 CEO compensation plan by increasing the adjusted EBITDA threshold to the low end of guidance consistent with past practices and increased the 100% plan payout target by $21 million to the mid-point of revenue guidance of $1.05 billion.

•                  Reduced the CEO’s total long-term incentive grant in 2016, increasing the ratio of performance based restricted stock units (“PBRSU”) versus other long-term grants and tying PBRSUs to free cash flow per share and total stockholder return, among other factors.

•                  Reduced by 21% the total number of shares allocated to its Equity Incentive Plan for 2016 and 2017 to approximately 1.9 million, compared to 2.4 million for 2014 and 2015.

A Vote for Marathon Is a Vote for Risk and Uncertainty

Marathon’s director nominees bring limited relevant experience and expertise relative to the skills and experience already represented on the Shutterfly Board, and two of Marathon’s nominees own less than $10,000 worth of Shutterfly stock. The Marathon nominees have offered no coherent operating plan or any effective strategy to create value for stockholders. In fact, the Shutterfly Board believes Marathon’s nominees would seek to slow or stop Shutterfly from making critical investments in the business designed to drive long-term growth, thus posing serious risks to the continued successful execution of the Company’s value-creation strategy and its long-term competitive strength.

Furthermore, Marathon has made incorrect and misleading assertions regarding Shutterfly’s operating performance, corporate governance and recent strategic sale process. For all of these reasons, the Shutterfly Board strongly believes that a vote for Marathon’s nominees is a vote for uncertainty that increases the risk of distraction from execution of the Company’s strategy as well as management attrition, reducing opportunities for future growth and diminishing value for Shutterfly stockholders.

[1] Free cash flow is defined as adjusted EBITDA less capital expenditures. The estimate is preliminary and subject to approval after completion of 2016 budgeting process in early 2016.

[2] The 15% target that was disclosed in Shutterfly’s definitive proxy statement was a baseline figure recommended by advisors due to the preliminary nature of the estimate.

Voting the WHITE Card Is a Win-Win for Stockholders

In contrast to Marathon’s nominees, the Shutterfly Board is highly qualified and experienced. The Shutterfly Board has demonstrated a track record of execution and creating stockholder value, and is overseeing execution of management’s plan for continued value creation. The Shutterfly Board’s nine directors, eight of whom are independent, possess distinct knowledge and expertise that are critical to the ongoing successful oversight of the Company’s strategy.

The Shutterfly Board has made numerous efforts to engage constructively and avoid a costly and disruptive proxy contest, and Mr. Cibelli has rejected these efforts wholesale. Most recently, the Shutterfly Board has committed to appointing Mr. Cibelli to the Shutterfly Board immediately after the Annual Meeting and to work with Marathon to identify and add another mutually acceptable candidate within six months if none of the Marathon nominees are elected at the Annual Meeting. In addition, the Shutterfly Board also has committed to appointing Mr. Cibelli to any Board committee that he chooses.

Given that commitment, voting the WHITE proxy card is a win-win for stockholders — including those who believe Mr. Cibelli should be appointed to the Shutterfly Board.

Protect Your Investment — Vote the WHITE Proxy Card Today

By voting for Shutterfly’s experienced nominees, you ensure that the Company can continue on its strategic path forward — a path that offers an opportunity for superior value creation to stockholders. The Shutterfly Board unanimously recommends that you vote the enclosed WHITE proxy card today “FOR ALL” of Shutterfly’s director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

Whether or not you plan to attend the Annual Meeting, your vote is critical. You have an opportunity to help protect your investment by voting the enclosed WHITE proxy card today. Please do NOT return or otherwise vote any BLUE proxy cards that you may receive from Marathon, as doing so will revoke your prior vote on the WHITE proxy card.

The Shutterfly Board strongly believes that replacing one third of its directors with the members of Marathon’s dissident slate creates needless risk of distraction from execution of the Company’s strategy as well as management attrition, reducing opportunities for future growth and diminishing stockholder value along the way.

Furthermore, by voting the WHITE proxy card, stockholders do not need to take that risk. If none of the Marathon nominees are elected, Shutterfly has agreed to add Marathon’s Mario Cibelli to the Shutterfly Board immediately after the Annual Meeting and work with Marathon to add another mutually acceptable candidate to the Shutterfly Board within six months.

On behalf of the Shutterfly Board and management team, we thank you for your continued support.

Sincerely,

Philip Marineau	Jeffrey T. Housenbold
Chairman	President and Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

MACKENZIE PARTNERS, INC.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events, including statements about Shutterfly’s business plans, financial performance and compensation programs for 2015 and beyond. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date of this release. These forward-looking statements are predictions of future events that involve risks and uncertainties that may cause actual results to vary materially from those predicted. The risks and uncertainties that may cause actual results to differ from those predicted include, among others, economic downturns and the general state of the economy; Shutterfly’s ability to expand its customer base and increase sales to existing customers; Shutterfly’s ability to execute on its strategic plan and restructuring activities, including building and successfully implementing Shutterfly 3.0; Shutterfly’s ability to retain and hire necessary employees, including seasonal personnel, and appropriately staff its operations; the impact of seasonality on the business; Shutterfly’s ability to develop new and innovative products and services and integrate acquired businesses and assets on a timely and cost-effective basis; Shutterfly’s ability to meet production requirements; unforeseen changes in expense levels; competition; volatility in Shutterfly’s stock price; the actions of activist investors and the cost and disruption of responding to those actions, including the effect of the proxy contest on Shutterfly’s relationships with its stockholders and other constituencies and on Shutterfly’s ongoing business operations. Please refer to the “Risk Factors” section of Shutterfly’s filings with the Securities and Exchange Commission, including Shutterfly’s most recent Form 10-K and 10-Q, which are available at www.sec.gov, for more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Shutterfly assumes no obligation to update or revise any forward-looking statements except as may be required by applicable law.

Non-GAAP Financial Information

This press release also includes non-GAAP financial measures, including adjusted EBITDA and free cash flow. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided at the end of this release. The method Shutterfly uses to produce non-GAAP financial measures is not computed according to GAAP and may differ from the methods used by other companies. Shutterfly believes that these non-GAAP financial measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors with a more complete understanding of the Company’s underlying operational results and trends and performance. Management uses these non-GAAP financial measures to evaluate the Company’s financial results, develop budgets, manage expenditures, and determine employee compensation. The presentation of additional information is not meant to be considered in isolation or as a substitute for, or superior to comparable financial measures determined in accordance with GAAP. Management strongly encourages you to review the Company’s financial statements as filed in its Form 10-Ks and 10-Qs in their entirety and to not rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP Financial Measures and Compound Annual Growth Rate Calculations

(In thousands)

(Unaudited)

	Year Ended	Year Ended
	Dec. 31, 2006	Dec. 31, 2014	CAGR
Net revenues	$123,353	$921,580	29%
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

GAAP net income (loss)	$5,798	$(7,860)
Add back:
Interest expense	266	16,732
Interest and other income, net	(2,387)	(508)
Tax provision	3,942	(2,119)
Depreciation and amortization	10,525	64,885
Amortization of intangible assets	222	33,867
Charitable contribution expense for shares issued to foundation	923	—
Stock-based compensation expense	2,300	61,762
Non-GAAP Adjusted EBITDA	$21,589	$166,759	29%

Reconciliation of Cash Flow from Operating Activities to Non-GAAP Adjusted EBITDA and Free Cash Flow

Net cash provided by (used in) operating activities	$23,485	$166,488
Interest expense	266	16,732
Interest and other income, net	(2,387)	(508)
Tax provision	3,942	(2,119)
Changes in operating assets and liabilities	(699)	(4,360)
Other adjustments	(3,018)	(9,474)
Non-GAAP Adjusted EBITDA	$21,589	$166,759
Less: Purchases of property and equipment	(20,681)	(68,495)
Less: Capitalized technology & development costs	—	(21,748)
Free cash flow	$908	$76,516	74%

About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life’s occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. (NASDAQ:SFLY), visit www.shutterflyinc.com.

Shutterfly Inc.

Media Relations:

Gretchen Sloan, 650-610-5276

gsloan@shutterfly.com

or

Investor Relations:

Jeff Majtyka, 646-759-3635

jmajtyka@shutterfly.com

or

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Jed Repko

415-869-3950

Source: Shutterfly Inc.